EXHIBIT 5

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 450 4188 fax

April 9, 2014

Ally Financial Inc.
200 Renaissance Center
P.O. Box 200
Detroit, MI  48265-2000

Ladies and Gentlemen:

Ally Financial Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, 38,861,171 shares of its common stock, par value $0.01 per share (the “Common Stock”) issuable under the Ally Financial Inc. 2014 Incentive Compensation Plan, the Ally Financial Inc. 2014 Non-Employee Directors Equity Compensation Plan and the Ally Financial Inc. Employee Stock Purchase Plan (collectively, the “Plans”).

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.  In this examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic documents.

Based on the foregoing, we are of the opinion that shares of original issuance Common Stock deliverable pursuant to the Plans, when delivered in accordance with the terms of the applicable Plan upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,
/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP